UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 28, 2005

INVERNESS MEDICAL INNOVATIONS, INC.

(Exact name of registrant as specified in charter)

Delaware	1-16789	04-3565120
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453
(Address of Principal Executive Offices)  (Zip Code)

(781) 647-3900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On May 28, 2005, Inverness Medical Innovations, Inc. (the “Company”) and certain of its subsidiaries entered into an Asset Purchase Agreement (the “Agreement”) with Abbott Laboratories (“Abbott”) and certain of its subsidiaries, including Abbott Japan Co., Ltd. (“Abbott Japan”).  The Company will acquire the Determine®/DainaScreen® assets of Abbott’s rapid diagnostics business, which provide rapid qualitative results for detecting several diseases, including hepatitis, HIV and syphilis.  Under the terms of the agreement, which is anticipated to close by June 30, 2005, the Company will acquire assets related to the Determine®/DainaScreen® rapid diagnostics for $56,500,000 in cash.  The assets include manufacturing equipment, and certain transferred and licensed intellectual property related to the products.

Abbott will continue to distribute the Determine® products, which are marketed outside of the United States, for up to 32 months and will receive a sales commission on net sales.  Under a long term supply arrangement the Company will sell product to Abbott which will allow Abbott to continue to distribute, on a no profit basis, the Determine® HIV 1/2 rapid test through the Abbott Access to HIV Care program in 69 countries, including all of Africa and the Least Developed Countries. In addition, Abbott Japan will provide certain manufacturing and support services at Abbott Japan’s Matsudo facility for a period up to 54 months from the date of the closing of the acquisition.

The Company and Abbott have previously entered into a material relationship pursuant whereby the Company purchased from Abbott certain assets related to Abbott’s Fact plus® line of consumer diagnostic pregnancy tests and the Abbott TestPack®, Abbott TestPack plus® and Signify® lines of professional rapid diagnostics for various testing needs (the “Rapid Diagnostic Asset Purchase Agreement”).  The Company and Abbott remain subject to the terms and obligations of that certain Rapid Diagnostic Asset Purchase Agreement, dated September 30, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVERNESS MEDICAL INNOVATIONS, INC.

Date: June 3, 2005	By:	/s/ Jay McNamara
		Name:	Jay McNamara
		Title:	Associate General Counsel